Exhibit 99.1

EMBARQ CORPORATION 2006 EQUITY INCENTIVE PLAN

(as amended and restated December 7, 2006)

Table of Contents

EMBARQ CORPORATION 2006 EQUITY INCENTIVE PLAN

(as amended and restated December 7, 2006)

Section 1.  Purpose.  The purposes of the Embarq Corporation 2006 Equity Incentive Plan ("Plan") are to encourage directors, officers and other employees of Embarq Corporation ("Company") and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2.     General Interpretive Principles and Definitions.

(a)  General Interpretive Principles.  (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections and Appendices are references to the Sections of and Appendices to this Plan unless otherwise specified; (iii) the word "including" and words of similar import when used in this Plan shall mean "including, without limitation," unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local statute or law shall be deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.

(b)  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

"Affiliate" means any Person with whom the Company would be treated as a "single employer" for purposes of Code Section 414(b) or (c), but replacing the 80 percent requirement in the regulations under Code Sections 414(b) and (c) with a 50 percent requirement.

"Award" means any Option, Restricted Stock, Performance Share, Performance Unit, Restricted Stock Unit, Stock Appreciation Right, or Other Stock Unit award relating to Shares granted pursuant to the provisions of the Plan.

"Award Agreement" means any written or electronic agreement, contract, or other instrument or document evidencing any Award granted hereunder.

"Board" means the Board of Directors of the Company.

"Business Day" means any day other than a Saturday, Sunday or any day designated as a holiday by the Federal government.

"Code" means the Internal Revenue Code of 1986.

"Committee" means the Compensation Committee of the Board or a subcommittee thereof.  Any such subcommittee that is appointed by the Compensation Committee shall be composed of not less than two Directors, each of whom is both a Non-Employee Director and an "outside director" (within the meaning of Code Section 162(m)).

"Company" means Embarq Corporation, a Delaware corporation.

"Covered Employee" means an Employee who meets the definition of "covered employee" under Code Section 162(m)(3).

"Director" means a member of the Board.

"Disability" means, in the case of a Participant, such Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company.

"Employee" means any employee of the Company or any Affiliate.

"Exchange Act" means the Securities Exchange Act of 1934.

"Executive Officer" means an officer of the Company who is subject to the liability provisions of Section 16 of the Exchange Act.

"Exercise Date" means the Business Day on which the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations or other documentation as the Committee may specify; provided that if such notice is delivered after 11:00 a.m. central standard time (or such other time as the Committee may specify), the Exercise Date shall be the following Business Day.

"Fair Market Value" means, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; except that the "Fair Market Value" of a Share for purposes of Section 5 and Section 8 shall mean either (i) the closing trading price of a Share for composite transactions, as published by The Wall Street Journal, for the date in question or, if no trade of Shares shall have been made on that date, the next preceding date on which there was a trade of Shares or, (ii) if so determined by the Committee, an average selling price during a period specified by the Committee that is within thirty (30) days before or thirty (30) days after the Grant Date, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs.

"Grant Date" means, unless the Committee provides a more specific method of determining the Grant Date, the date as of which an Award is made to a Participant.  For an Option, the Grant Date cannot be a date earlier than the date of the action granting the Option.

"Incentive Stock Option" means an Option granted to a Participant under Section 5 that is intended to meet the requirements of Code Section 422.

"Non-Employee Director" shall have the meaning provided for in Rule 16b-3(b)(3) under the Exchange Act.

"Nonqualified Stock Option" means an Option granted to a Participant under Section 5 that is not intended to be an Incentive Stock Option.

"Option" means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

"Other Stock Unit" means an award, right, interest, or option relating to, or that is valued in whole or in part by reference to, or is otherwise based on, Shares or other property granted to a Participant by the Committee pursuant to Section 9.

"Outside Director" means a member of the Board who is not an Employee.

"Participant" means an Employee or Outside Director who is selected in accordance with Section 3 to receive an Award under the Plan.

"Performance Award" means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section 10(b)) to a Participant pursuant to Section 10.

"Performance Period" means that period established by the Committee at the time any Performance Award is granted during which the Company's performance relative to the performance goals specified by the Committee with respect to such Award is to be measured.

"Performance Share" means any grant to a Participant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

"Performance Unit" means any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

"Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

"Resignation with Good Reason" means, unless otherwise specified in the Employee's employment agreement or the Award Agreement, in which case such definition shall control, a resignation by an Employee within the one (1) year period following a Change in Control (as defined in Section 11) and within sixty (60) days following the effective date of any one or more of the following events or circumstances (other than an event to which that Employee has given a prior written consent) unless each of the events or circumstances are corrected in all material respects before the effective date of such resignation:

(i)	a substantial reduction in the Employee's duties and responsibilities from those in effect immediately before the Change in Control;

(ii)
a reduction in the Employee's base salary or short-term cash incentive opportunity, as in effect immediately before the Change in Control, except for across-the-board salary reductions similarly affecting all officers of the Company and all officers of any Person in control of the Company; or

(iii)
the Company's directive to transfer the Employee's primary work site to a location more than fifty (50) miles from the Employee's primary work site, except if such site is closer to the Employee's primary residence, immediately prior to the Change in Control.

"Restricted Stock" means any Share issued pursuant to Section 6 which is subject to both a substantial risk of forfeiture and restrictions on the holder's right to sell, transfer, pledge, or assign such Share. The Committee, in its sole discretion, may impose such other restrictions (including any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

"Restricted Stock Unit" or "RSU" means any grant pursuant to Section 7 of a right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

"Restricted Stock Unit Account" or "RSU Account" means an account established on the Company's books for each Participant who receives an Award of RSUs.

"Separation from Service" means a Participant's death, retirement, termination of service as an Outside Director or other termination of employment with the Company or Affiliate.  A Separation from Service shall not occur if a Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, as long as the Participant has a right (either by contract or by statute) to reemployment with the Company.  "Separation from Service" shall be interpreted in a manner consistent with Code Section 409A(a)(2)(A)(i).

"Share" means a share of the common stock of the Company.

"Stock Appreciation Right" or "SAR" means a right granted under Section 8 to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (i) the Fair Market Value of one Share on the Exercise Date, over (ii) the Strike Price.

"Strike Price" means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.

"Termination Date" means, except as otherwise provided in an Award Agreement, (i) with respect to any Employee, the later of the date on which the Employee ceases to be employed by the Company or any Affiliate, and the date he or she ceases to receive severance benefits under any applicable plan for the payment of severance benefits by the Company or any Affiliate, and (ii) with respect to any Outside Director, the date on which the Outside Director's service ends.

"Termination for Cause" means, in the case of an Employee, unless otherwise provided in the Participant's employment agreement or the Award Agreement, an involuntary termination of employment because (i) the Employee has materially breached the Company's Code of Ethics, or the code of ethics of the Affiliate which employs the Employee; (ii) the Employee has materially breached the Embarq Employee Agreement Regarding Property Rights and Business Practices (as it may be amended and renamed from time to time); (iii) the Employee has engaged in acts or omissions constituting dishonesty, intentional breach of a fiduciary obligation, or intentional acts of wrongdoing or misfeasance; or (iv) the Employee has acted intentionally and in bad faith in a manner that results in a material detriment to the assets, business, or prospects of the Employee's employer.  In the case of an Outside Director, "Termination for Cause" means removal from service as a director for one or more of the reasons set forth in (i) - (iv) above.

Section 3.   Administration.

(a)           Powers of the Committee.  The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:

(i)	select the Participants to whom Awards may from time to time be granted hereunder;

(ii)	determine the type or types of Awards to be granted to each Participant hereunder;

(iii)	determine the number of Shares to be covered by each Award granted hereunder;

(iv)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;

(v)	determine whether, and in what amount, dividend equivalents shall be credited to any Award;

(vi)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, or canceled or suspended;

(vii)	interpret and administer the Plan and any instrument or agreement entered into under the Plan;

(viii)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(ix)
delegate to officers, employees or independent contractors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Board or the Committee;

(x)
delegate, in accordance with Delaware law, to the Company's officers the right to grant Options to Employees who are not Executive Officers or Outside Directors and to cancel or suspend Options granted to Employees who are not Executive Officers or Outside Directors; provided, however, that, unless otherwise permitted under Delaware law, the Committee shall not delegate the authority to grant Awards other than Options; and

(xi)
make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.  Decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any stockholder, and any Employee.

(b)           Powers of the Corporate Secretary.  The Company's Corporate Secretary shall have the discretion and authority to establish any and all procedures, forms, and rules of a ministerial nature that the Corporate Secretary considers necessary or desirable for the orderly administration of the Plan and to exercise any authority delegated to the Corporate Secretary under Section 3(a)(ix).  The Corporate Secretary shall also have other administrative responsibilities as set forth elsewhere in the Plan.

Section 4.   Shares Subject to Plan and Participant Limits.

(a)           Plan Limit.  Subject to adjustment as provided in Section 4(c), the total number of Shares available for issuance pursuant to Awards granted under the Plan shall be 24,500,000.  In addition, any Shares issued by the Company as a result of the Company's assumption or substitution of outstanding grants under a plan of a company acquired in a corporate transaction shall not reduce the Shares available for issuance under the Plan.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any Shares subject to Awards granted under the Plan that are thereafter forfeited, cancelled, expire or are settled in cash, shall again be available for issuance under the Plan.

(b)           Participant Limit.  No Participant shall be granted one or more Awards of Options and/or SARs in any calendar year covering more than 1,000,000 Shares.   No Participant shall be granted one or more Awards of RSUs, Restricted Stock or Performance Shares in any calendar year covering more than 500,000 Shares.  No Participant shall be granted cash-based Performance Units or other cash-based Awards the value of which may be paid, credited or vested in any calendar year in excess of $7.5 Million.  The maximum share limits set forth herein shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4(c).

(c)           Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, split-up, spin-off, forward or reverse stock split, or other change in the corporate structure affecting the Shares, an adjustment will be made in the aggregate number and class of Shares which may be issued under the Plan, in the number and class of Shares that may be subject to an Option or a SAR granted to any individual in any year under the Plan, in the number, class and Option price of Shares subject to outstanding Options granted under the Plan, and in the value of, or number or class of Shares subject to, other Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, and (where applicable) consistent with the requirements of Code Section 409A, provided that the number of Shares subject to any Award shall always be a whole number.

Section 5.   Stock Options.

(a)           Eligibility and Grant of Option.  Options may be granted hereunder to Participants either alone or in addition to other Awards.  The Committee in its sole discretion shall designate whether an Option is an Incentive Stock Option or a Nonqualified Stock Option.  Unless the Option Award Agreement specifically designates an Option as an Incentive Stock Option, such Option shall be deemed a Nonqualified Stock Option.  Each grant of Options to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b)           Number of Shares.  Each Option Award Agreement shall state that it covers a specified number of Shares, as determined by the Committee.

(c)           Exercise Price.  Each Award Agreement shall state the exercise price per Share purchasable under an Option, determined by the Committee in its sole discretion; provided that such exercise price shall not be less than the Fair Market Value of the Share on the Grant Date of the Option.

(d)           Option Period.  Subject to the limitations described below in Section 5(f) relating to Incentive Stock Options, each Award Agreement shall state the term of each Option, not to exceed ten years, fixed at the Grant Date by the Committee in its sole discretion.

(e)           Method of Exercise.  Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may pay the exercise price in such form or forms, including payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the Exercise Date equal to the total exercise price, or by any combination of cash, Shares and other consideration, as the Committee may permit.

(f)           Incentive Stock Options.  No Incentive Stock Option shall be exercisable after the expiration of ten years from the date the Option is granted.  In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant that are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or of any parent or subsidiary corporation of the Company) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Code Section 422.  The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Code Section 422.

(g)           Form of Settlement.  All Options shall be settled in the form of Shares.

(h)           Repriced Options Subject to Stockholder Approval.  The Committee may grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, for such purposes and on such terms (including Option price) as it deems appropriate, subject to stockholder approval if such grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

(i)           Other Terms.  As the Committee shall deem desirable, each Option may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 6.    Restricted Stock.

(a)           Eligibility and Issuance of Restricted Stock.  Restricted Stock Awards may be issued hereunder to Participants, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards granted under the Plan.  The provisions of Restricted Stock Awards need not be the same with respect to each Participant.  Each grant of Restricted Stock to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b)           Number of Shares.  Each Award Agreement shall state that it covers a specified number of Shares of Restricted Stock, as determined by the Committee.

(c)           Restrictions.  A Participant's right to retain Shares of Restricted Stock shall be subject to such restrictions as are set forth in the Award Agreement, including but not limited to, continued performance as an Employee or Outside Director for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives (as described in Section 10(b)), as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.  Any grant of Restricted Stock shall contain terms such that the Award is either exempt from Code Section 409A or complies with such Section.

(d)           Lapse of Restrictions.  The restrictions on each Share of Restricted Stock shall lapse in accordance with the terms set forth in the applicable Award Agreement.

(e)           Dividends.  Unless otherwise provided in an employment agreement or Award Agreement, if ordinary cash dividends are paid on Restricted Stock, Participants who hold Restricted Stock on the dividend record date will receive, on the dividend payment date, the ordinary cash dividend.  If extraordinary cash dividends or non-cash dividends are paid on Restricted Stock, and a Participant holds Restricted Stock on the dividend record date, the extraordinary cash dividend or the non-cash dividend will be subject to the same restrictions as the Restricted Stock to which the extraordinary cash dividend or the non-cash dividend was attributable.

(f)           Other Terms.  As the Committee shall deem desirable, each Restricted Stock Award may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 7.    Restricted Stock Unit Awards.

(a)           Eligibility and Grant of Restricted Stock Units ("RSUs").  Subject to and consistent with the provisions of the Plan and Code Sections 409A(a)(2), (3) and (4), RSU Awards may be granted hereunder to Participants in such amount and upon such terms as the Committee shall determine, either alone or in addition to other Awards granted under the Plan.  Each grant of RSUs to a Participant under the Plan shall be evidenced by an Award Agreement that shall specify the restrictions, the number of Shares subject to the RSUs granted, and such other provisions as the Committee shall determine in accordance with the Plan and Code Section 409A.

(b)           Voting Rights.  A Participant shall have no voting rights in RSUs.

(c)           Crediting Restricted Stock Units.  The Company shall establish an RSU Account on its books for each Participant who receives an RSU Award. RSUs shall be credited to the Participant's RSU Account as of the Grant Date of such RSU.  RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

(d)           Restrictions.  The Committee may impose such restrictions on RSUs, including time-based restrictions, restrictions based on the achievement of specific performance goals (as described in Section 10(b)), time-based restrictions following the achievement of specific performance goals (as described in Section 10(b)), restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws.

(e)           Lapse of Restrictions.  The restrictions on each RSU shall lapse in accordance with the terms set forth in the applicable Award Agreement.

(f)           Settlement of RSU Accounts.

(i)
General.  The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Participant or his or her Beneficiary, as applicable) either (i) an amount of cash equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the number of Shares underlying the RSUs then credited to the Participant's RSU Account (or a specified portion in the event of any partial settlement), or (ii) a number of Shares equal to the whole number of Shares underlying the RSUs then credited to the Participant's RSU Account (or a specified portion in the event of any partial settlement).  Any fractional Shares underlying the RSUs being settled remaining in the RSU Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional RSUs.

(ii)
Settlement Date.  The "Settlement Date" for all RSUs credited to a Participant's RSU Account shall be the date on which the restrictions applicable to an Award of RSUs have lapsed.  Notwithstanding the prior sentence, for any Participant whose RSUs become subject to Code Section 409A, the Settlement Date shall be the earliest of (1) the Participant's Separation from Service (except that in the case of a "specified employee" as defined in Code Section 409A(2)(B)(i), the Settlement Date shall be a date which is at least six months after the date of the Participant's Separation from Service), (2) Change in Control, or (3) Disability.  Notwithstanding the definition set forth in Section 11, for purposes of this Section 7(f)(ii), Change in Control shall have the meaning set forth in Treas. Reg. §1.409A-3(g)(5).

(g)           Other Terms.  As the Committee shall deem desirable, each RSU Award may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 8.    Stock Appreciation Right Awards.

(a)           Eligibility and Grant of Stock Appreciation Rights ("SARs").  Subject to and consistent with the provisions of the Plan, SAR Awards may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. SARs may, but need not, be granted in connection with a specific Option. Any SAR related to an Option must be granted at the same time such Option is granted.  Each SAR granted to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.

(b)           Term of SAR.  Unless otherwise provided in the Award Agreement, (a) no SAR grant shall have a term of more than ten (10) years from the Grant Date of the SAR, and (b) Tandem SARs (as defined in Section 8(f) below) shall vest at the same time and in the same proportions as the underlying Options.

(c)           Strike Price.  The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of the SAR.

(d)           Exercise and Payment.  Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. The Committee may provide that payment with respect to an exercised SAR may occur on a fixed date which may not be the same as the Exercise Date, but in no event shall the payment date occur after the later of the end of the calendar year or 2 1/2 months following the date on which the SAR is exercised, and may provide for additional payment in recognition of the time value of money and any delay between the Exercise Date and the payment date.  Any payment by the Company in respect of an SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(e)           Grant Limitations.  The Committee may on the Grant Date impose any other limitations upon the exercise of SARs which it deems necessary or desirable in order for the Award to qualify for an exemption from Section 16(b) of the Exchange Act.  Any grant of SARs shall contain terms such that such SARs are exempt from Code Section 409A.

(f)           Exercise of Tandem SARs.  To the extent that a SAR is granted in connection with, or related to, an Option (a "Tandem SAR"), the terms of such Tandem SAR shall provide that (i) the related Option shall be forfeited upon the exercise of such Tandem SAR or alternatively, that the Tandem SAR shall be cancelled upon the exercise of the related Option, (ii) the Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable, (iii) each Tandem SAR shall expire no later than the expiration of the related Option, and (iv) the value of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the exercise price per Share of the related Option and the Fair Market Value per Share of the Shares subject to the related Option at the time the Tandem SAR is exercised.

(g)           Other Terms.  As the Committee shall deem desirable, each SAR Award may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 9.   Performance Shares, Performance Units and Other Stock Units.

(a)           Eligibility and Grant of Awards.  Performance Shares, Performance Units and Other Stock Units may be issued hereunder to Participants, for such consideration not less than the minimum consideration required by applicable law, as the Committee may determine, either alone or in addition to other Awards granted under the Plan.  Each grant of such an Award to a Participant under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve.

(b)           Other Terms.  As the Committee shall deem desirable, each Performance Share, Performance Unit or Other Stock Unit may be subject to additional terms and conditions not inconsistent with the provisions of the Plan.

Section 10.   Performance Awards; Section 162(m) Provisions.

(a)           Terms of Performance Awards.  Except as provided in Section 11, Performance Awards will be issued or granted, or become vested or payable, only after the end of the relevant Performance Period.  The performance goals to be achieved for each Performance Period and the amount of the Award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee.  When the Committee determines whether a performance goal has been satisfied for any Performance Period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one, "extraordinary items" as determined under U.S. generally accepted accounting principles, and the Committee may determine whether a performance goal has been satisfied for any Performance Period taking into account the alternative which the Committee deems appropriate under the circumstances.  The Committee also may take into account any other unusual or non-recurring items, including the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company's paying non-deductible compensation to an Employee or Outside Director).

(b)           Performance Goals.  If an Award is subject to this Section 10, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units:

(i)	Earnings (either in the aggregate or on a per-Share basis);

(ii)	Growth or rate of growth in earnings (either in the aggregate or on a per-Share basis);

(iii)	Net income or loss (either in the aggregate or on a per-Share basis);

(iv)	Cash flow provided by operations, either in the aggregate or on a per-Share basis;

(v)	Growth or rate of growth in cash flow (either in the aggregate or on a per-Share basis);

(vi)	Free cash flow (either in the aggregate on a per-Share basis);

(vii)	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(viii)	Operating and maintenance cost management and employee productivity;

(ix)	Stockholder returns (including return on assets, investments, equity, or gross sales);

(x)	Return measures (including return on assets, equity, or sales);

(xi)	Growth or rate of growth in return measures (including return on assets, equity, or sales);

(xii)
Share price (including attainment of a specified per-Share price during the Performance Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(xiii)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; and/or

(ix)	Achievement of business or operational goals such as market share and/or business development;

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.  In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

(c)           Adjustments.  Notwithstanding any provision of the Plan other than Section 4(c) or Section 11, with respect to any Award that is subject to this Section 10, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant.

(d)           Other Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to insure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Code Section 162(m)(4)(B).

(e)           Section 162(m) Limitations.  Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section 10 is applicable to such Award.

Section 11.   Change in Control.

(a)           In order to maintain the Participants' rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee may, in its sole discretion, as to any Award, either at the time an Award is made hereunder or any time thereafter, take any one or more of the following actions:  (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award, other than any RSUs subject to Code Section 409A, the settlement of which is governed by Section 7(f)(ii), upon the Participant's request, for an amount of cash equal to the excess of the Fair Market Value of the property that could have been received upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable over the amount which would have been paid, if any, by the Participant for such property; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control.  The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it deems equitable and in the best interests of the Company.

(b)           Unless the Committee determines otherwise with respect to any Award, a "Change in Control" means the occurrence of any of the following events:

(i)
the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including Rule 13d-5(b)) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ("voting securities") of the Company that represent 30% or more of the combined voting power of the Company's then outstanding voting securities, other than

(A)
an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B)
an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of at least 50% of the voting power of the Company's then outstanding securities in substantially the same proportions as their ownership of the stock of the Company, or

(C)	an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii)	a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(A)	a director who has been a director of the Company for a continuous period of at least 24 months (or, if less, since the date the Shares were listed on the New York Stock Exchange), or

(B)
a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company's assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii) on consummation thereof, or

(C)	who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

(iii)
the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(A)
that results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

(B)
after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board's approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(C)
after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

(iv)	a liquidation or dissolution of the Company other than in connection with a transaction described in (iii) above that would not be a Change in Control thereunder.

For purposes of clarification, (x) a change in the voting power of the Company voting securities based on the relative trading values of the Company's then outstanding securities as determined pursuant to the Company's Articles of Incorporation or (y) an acquisition of the Company securities by the Company that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the Company's voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of the Company's then outstanding voting securities is not to be treated as an "acquisition" by any person or group for purposes of clause (i) above.  For purposes of clause (i) above, the Company makes the calculation of voting power as if the date of the acquisition were a record date for a vote of the Company's shareholders, and for purposes of clause (iii) above, the Company makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of the Company's shareholders.

(c)           If an Award provides for acceleration under Section 11(a), the provisions of this Section shall apply to the Award.  If an acceleration of vesting of an Award, together with all other payments or benefits contingent on the Change in Control within the meaning of Code Section 280G, results in any portion of such payments or benefits not being deductible by the Company as a result of the application of Code Section 280G, the acceleration shall be reduced until the entire amount of the other payments and benefits is deductible. The reduction shall be effected by the reduction in acceleration of grants of Shares of Restricted Stock or other Awards, or portions thereof, in the order elected by the Participant until no portion of such other payments or benefits is rendered non-deductible by application of Code Section 280G.

Section 12.   Amendments and Termination.  The Board may amend, alter or discontinue the Plan in whole or in part without the approval of the Company's stockholders, except that (i) any amendment or alteration shall be subject to the approval of the Company's stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may then be listed and (ii) no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any outstanding Award, without the Participant's consent, or that without the approval of the stockholders would, except as is provided in Section 4(c) of the Plan, increase the total number of Shares reserved for the purposes of the Plan.  No amendment, alteration or discontinuation shall cause any payments to be made any earlier than are otherwise provided hereunder, unless permitted by Code Section 409A.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent.  The Committee may also substitute new Awards for Awards previously granted to Participants, but it may not (i) substitute new Options or SARs having a lower exercise price for previously granted Options or SARs having a higher exercise price or (ii) substitute another Award for an Option or SAR which has an exercise price above the then current Fair Market Value.

Section 13.   General Provisions.

(a)           Non-Transferability.  No Award shall be assignable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, provided that, if so determined by the Committee, each Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive the Shares or other property issued upon such exercise.

(b)           Effect of Award.  No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(c)           Effect of Award Agreement.  The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an Award Agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Committee or Program Administrator, and otherwise complied with the then applicable terms and conditions.

(d)           Adjustment of Awards.  The Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.  In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(e)           Non-Competition.  The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.  In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while employed by or providing services as an Outside Director to the Company or an Affiliate or after termination of such employment or service as an Outside Director,

(i)
becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee, or the Company's Chief Executive Officer to whom the authority to make such determination has been delegated by the Committee under Section 3(a),

(ii)
without the Company's prior written consent, directly or indirectly, knowingly solicits or encourages to leave the employment of the Company, any salaried employee or independent contractor of the Company with whom Participant had contact at any time during the twelve (12) month period immediately preceding such solicitation, or

(iii)
on Participant's own behalf or on behalf of any Person, firm, partnership, association, corporation or business organization, entity or enterprise, calls on or solicits for the purpose of competing with the Company any customer the Company with whom Participant had contact, at any time during the twelve (12) month period immediately preceding such solicitation.

(f)           Payment of Consideration.  Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(g)           Withholding.  The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due with respect to an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Company shall also be authorized to withhold the delivery of Shares to a Participant, or accept previously owned Shares from a Participant, in payment for the withholding of taxes.

(h)           Other Compensation Arrangements.  Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i)           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

(j)           Severability.  If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k)           Code Section 409A Compliance.  In the event that any provision of this Plan shall be determined to contravene Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A or applicable judicial decisions construing Section 409A, any such provision shall be void and have no effect.  Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A and applicable judicial decisions construing Section 409A.

(l)           Dividend Equivalents. Whenever cash dividends are paid or non-cash dividends or distributions are made with respect to Shares, the Committee may elect to credit dividend equivalents to any Award.  Such dividend equivalents may be paid immediately or subject to the same restrictions imposed on the underlying Award.

Section 14.   Effective Date of Plan.  The Plan shall be effective as of the date approved by Sprint Nextel Corporation acting as the Company's sole stockholder.  No Award shall be granted pursuant to the Plan after the tenth anniversary of such effective date, but any Award granted on or before such date may extend beyond that date.

ADDENDUM

CONVERTED AWARDS FOR EMBARQ EMPLOYEES

Section 1.	Purposes of Addendum.

The purposes of this Addendum to the Plan are to:

(i)
facilitate the conversion, pursuant to the EMA, of Sprint Options held by Converted Employees as of the Distribution Date or applicable Transfer Dates into Options to purchase Shares under this Plan ("Converted Options");

(ii)
govern the terms and conditions of certain Restricted Stock awards held by Converted Employees or Embarq Employees on serial severance at the Distribution Time who received such Shares of Restricted Stock in connection with the Distribution and pursuant to the terms of the EMA; and

(iii)
enable Embarq to fulfill its obligation, pursuant to the terms of the EMA, to issue RSUs to Converted Employees or Embarq Employees on serial severance at the Distribution Time who held Sprint RSUs issued under the Sprint Stock Plans as of the Distribution Time.

Section 2.	Additional Definitions.

(a)           Incorporation of Terms from the EMA.  The following terms shall have the meanings assigned to them in the EMA:

(i)	"Delayed Transfer Employee"

(ii)	"Embarq Employee"

(iii)	"Sprint Employee"

(iv)	"Sprint Stock Plans"

(v)	"Transfer Date"

(b)           Incorporation of Terms from the SDA.  The following terms shall have the meanings assigned to them in the SDA:

(i)	"Distribution"

(ii)	"Distribution Date"

(iii)	"Distribution Time"

(c)           Additional Definitions.  In addition to the definitions set forth in Section 2 of the Plan and in Section 2(a) and (b) of this Addendum, as used in this Addendum, the following terms shall have the meanings set forth below:

(i)	"Adjusted Restricted Stock" means Restricted Stock received pursuant to Section 5 of this Addendum.

(ii)	"Adjusted RSUs" means RSUs granted pursuant to Section 7 of this Addendum.

(iii)
"Converted Employees" means, collectively, Embarq Employees (other than Embarq Employees on serial severance at the Distribution Time) and, for purposes of Sections 3 and 4 of this Addendum, Delayed Transfer Employees following their Transfer Date, as such terms are defined in the EMA.

(iv)	"EMA" means the Employee Matters Agreement dated as of , 2006, by and between Sprint Nextel and the Company, which governs the treatment of employees and employee benefit plans in the Distribution.

(v)
"Permitted Disposition" means, with respect to any Participant who is granted an Option Award, (i) a disposition of Shares by the Participant in which the Participant remains the sole beneficial owner or (ii) a disposition upon the death of the Participant.

(vi)	"Reload Option" means an Option granted upon the exercise of an Option having reload rights under the terms and conditions set forth in Section 4 of this Addendum.

(vii)	"SDA" means the Separation and Distribution Agreement between Sprint Nextel and the Company dated as of ________, 2006.

(viii)	"Sprint Nextel" means Sprint Nextel Corporation, a Kansas corporation.

(ix)	"Sprint 1997 LTIP" means the Sprint Corporation 1997 Long-Term Stock Incentive Program.

(x)	"Sprint Option" means each option to purchase shares of Sprint Nextel common stock outstanding under the Sprint Stock Plans immediately before the Distribution Time.

(xi)	"Sprint Restricted Stock" means a restricted stock award under any of the Sprint Stock Plans.

(xii)	"Sprint Restricted Stock Unit" or "Sprint RSU" means a restricted stock unit award under any of the Sprint Stock Plans.

(xiii)	"Underlying Restricted Stock" means Sprint Restricted Stock pursuant to which such holder received an Adjusted Restricted Stock Award pursuant to the EMA and this Addendum.

(xiv)	"Underlying RSU" means a Sprint RSU pursuant to which such holder received an Adjusted RSU Award pursuant to the EMA and this Addendum.

Section 3.	Conversion of Options.

(a)           Pursuant to, and in accordance with, the Sprint Stock Plans and the EMA, each Sprint Option held by a Converted Employee on the Distribution Date or on his or her Transfer Date, as applicable, shall be converted into an Option granted under this Plan to purchase Shares (a "Converted Option").  Pursuant to the EMA, such Converted Option shall be subject to terms and conditions that are substantially similar (to the extent practicable) to the terms and conditions applicable to the underlying Sprint Option that is converted and in all other respects shall be subject to all of the terms and conditions of the Plan, except as provided in this Addendum.

(b)           Notwithstanding Section 5(c) of the Plan, the Converted Option described in Section 3(a) of this Addendum may have an exercise price as determined in accordance with the EMA that is below, at, or above Fair Market Value on the date such Converted Option is issued pursuant to this Addendum.  The term of the Converted Option shall not exceed the unexpired term of the underlying Sprint Option that is to be converted.

(c)           To the extent the Sprint Option pursuant to which a Converted Option is granted under this Plan included reload rights, such rights are retained subject to the terms and conditions of Section 4 of this Addendum.

Section 4.	Reload Options.

This Section 4 shall apply solely to reload rights retained in connection with Converted Options, as permitted by Section 3(c) of this Addendum.  No other reload rights shall be granted with respect to any other Option Award granted under, or subject to the terms and conditions of, this Plan.

(a)           Terms of Reload Options.  Any underlying Option that includes reload rights shall, unless other terms were specified at the time the reload rights were granted with respect to the underlying Sprint Option, entitle the Participant to receive a new Option (a "Reload Option") to purchase Shares of the same option class as the underlying Converted Option upon the Participant's exercise of the underlying Converted Option by delivery or attestation of Shares in payment of the exercise price on the terms set forth in this Section 4.

(i)	Conditions to the Grant of Reload Options. No Reload Option shall be granted on the exercise of the underlying Converted Option unless:

(A)	a sufficient number of Shares remain authorized and not issued or subject to purchase under outstanding Options granted under the Plan;

(B)	the Participant is an Outside Director or an Employee on the Exercise Date of the underlying Converted Option;

(C)
the exercise of the underlying Converted Option is for the purchase of a number of Shares at least equal to the lesser of (1) 25% of the total number of Shares subject to purchase under the underlying Converted Option or (2) 100% of the shares with respect to which the underlying Converted Option is then exercisable;

(D)	the Grant Date of the Reload Option would be at least one year before the end of the Option period of the underlying Converted Option; and

(E)
the Fair Market Value (as defined for this purpose in Section 4(b) of this Addendum) of one Share of the underlying Converted Option's option class on the Exercise Date is greater than or equal to the exercise price of the underlying Converted Option.

(ii)	Number of Shares Subject to Purchase; Grant Date. Each Reload Option shall entitle the Participant to purchase a number of Shares equal to the sum of

(A)	the number of Shares of the option class used to pay the exercise price of the underlying Converted Option pursuant to Section 5(e) of the Plan on the Exercise Date and

(B)	the number of Shares of the option class delivered or withheld in payment of the withholding amount pursuant to Section 13(g) of the Plan.

(iii)
Exercise Price.  Each Reload Option shall have an exercise price equal to the Fair Market Value (as defined for this purpose in Section 4(b) of this Addendum) of one Share of the option class of the common stock on the Grant Date of the Reload Option.

(iv)	Option Period. Each Reload Option shall have the same Option period as the underlying Converted Option.

(v)	No Reload Rights. No Reload Option shall have reload rights.

(vi)	Rate of Exercisability. Each Reload Option shall become exercisable in full on the first anniversary of the Grant Date of the Reload Option.

(vii)
Forfeiture on Disposition of Shares Acquired in Exercise of Underlying Converted Option.  Each Reload Option shall be forfeited if the Participant disposes of any of the Shares issued on exercise of the underlying Converted Option, except in a Permitted Disposition, before the date six months after the Exercise Date to any Person other than the Company in the payment of payroll taxes on exercise of the underlying Option.

(viii)
Other Terms and Conditions. Except to the extent in conflict with the terms set forth in this Section 4, the terms for Options granted under the Plan as set forth in Section 5 of the Plan shall apply to each Reload Option.

(b)           Fair Market Value.  "Fair Market Value" for purposes of this Section 4 shall mean the average of the high and low prices of the common stock for composite transactions, as published by The Wall Street Journal, for the date in question or, if no trade of the common stock shall have been made on that date, the next preceding date on which there was a trade of common stock

Section 5.	Receipt of Adjusted Restricted Stock.

Pursuant to the EMA, each Converted Employee or Embarq Employee on serial severance at the Distribution Time holding Underlying Restricted Stock shall receive, pursuant to the EMA and this Addendum, Adjusted Restricted Stock and, except as provided in the next sentence, shall be treated in the same manner at the Distribution Date as any other holder of outstanding shares of Sprint common stock.  Except as otherwise expressly provided in any written agreement entered into prior to January 1, 2006 between Sprint Nextel and any person who holds Sprint Restricted Stock, the Adjusted Restricted Stock shall be subject to the same terms, conditions and restrictions as the related Underlying Restricted Stock.

Section 6.	Terms of Adjusted Restricted Stock.

Unless specified otherwise with respect to the Underlying Restricted Stock, the terms set forth in this Section 6 shall apply to all Adjusted Restricted Stock granted to Converted Employees or Embarq Employees on serial severance in connection with the Distribution and subject to the terms and conditions of this Plan.  Any Award Agreement relating to a grant of Adjusted Restricted Stock under this Addendum that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section 6 to the extent that these terms are not in conflict with those terms explicitly set forth in the Award Agreement.

(a)           Grant Date.  The Grant Date of each share of Adjusted Restricted Stock shall be deemed to be the date the Underlying Restricted Stock was granted pursuant to the Sprint 1997 LTIP as set forth in the underlying Restricted Stock award agreement.

(b)           Restrictions.  Each share of Adjusted Restricted Stock shall have the same terms and conditions relating to nontransferability and risk of forfeiture as the Underlying Restricted Stock.

(c)           Lapse of Restrictions.  The restrictions on the Adjusted Restricted Stock shall lapse in accordance with the same time schedule and in proportion to the Underlying Restricted Stock pursuant to the Underlying Restricted Stock award agreement.  Such lapse of restrictions on Adjusted Restricted Stock shall accelerate only upon, and in accordance with, the acceleration of the lapse of restrictions upon the Underlying Restricted Stock as provided in the Underlying Restricted Stock award agreement.

Section 7.	Grants of Adjusted RSUs.

Pursuant to the EMA, each Converted Employee or Embarq Employee on serial severance at the Distribution Time holding an Underlying RSU shall receive, pursuant to this Addendum, an Adjusted RSU Award which reflects the number of Shares that such individual would have received at the Distribution Time if such individual's Sprint RSU had been Sprint Restricted Stock, rounded down to the nearest whole share.  Each such Adjusted RSU shall (to the extent practicable) be made subject to the same terms, conditions and restrictions after the Distribution Time as the terms, conditions and restrictions applicable to the corresponding Underlying RSU immediately prior to the Distribution Time.

Section 8.	Terms of Adjusted RSU Awards.

Unless specified otherwise in the Award Agreement, the terms set forth in this Section 8 shall apply to all Adjusted RSU Awards granted to Converted Employees or Embarq Employees on serial severance at the Distribution Time under this Plan.  Any Award Agreement relating to a grant of Adjusted RSUs under this Addendum that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section 8 to the extent that these terms are not in conflict with those terms explicitly set forth in the Award Agreement.

(a)           Grant Date.  The Grant Date of each Adjusted RSU shall be deemed to be the date the Underlying RSU was granted pursuant to the Sprint 1997 LTIP as set forth in the underlying RSU award agreement.

(b)           Vesting.  The vesting date for Adjusted RSUs shall be the vesting date for the Underlying RSUs, pursuant to the Underlying RSU award agreement.  The vesting date for Adjusted RSU Awards shall accelerate only upon, and in accordance with, the acceleration of the vesting date of the Underlying RSUs, as provided in the Underlying RSU award agreement.

(c)           Delivery of Shares.  The Company will deliver the Shares underlying the Adjusted RSU Award on a delivery date elected by the Participant with respect to the Underlying RSU Award, which may only be on or after the vesting date.  The Participant may extend the date on which the delivery of shares underlying the Adjusted RSU Award would otherwise occur (by any period or any multiple of that period determined by the Corporate Secretary) by an election made at least 13 months before the then current delivery date, provided that such extension extends the delivery date of such shares by a minimum of five (5) years from the date the shares would otherwise have been delivered.  Adjusted RSU Awards with an extended delivery date will not be cancelled if they vest before the Participant becomes associated with, employed by, renders services to, or owns any substantial interest in any business that is in competition with the Company or with any business in which the Company has a substantial interest.

Section 9.	Recognition of Retention Award.

                Notwithstanding the terms specified in an Award Agreement or in this Plan, the terms and conditions of the Sprint Retention Program with respect to the acceleration of vesting of equity awards are incorporated herein by reference.

APPENDIX A
RESTRICTED STOCK SPIN-OFF ADJUSTMENT PROGRAM

Section 1.	Purpose of Program.

The purpose of this Restricted Stock Spin-Off Adjustment Program (the "Restricted Stock Adjustment Program") is to establish the terms and conditions of Restricted Stock Awards held by Sprint Employees who received such Restricted Stock in connection with the Distribution and pursuant to the terms of the EMA.

Section 2.	Definitions.

(a)           Incorporation of Terms from EMA.  The following terms shall have the meanings assigned to them in the EMA:

(i)	"Sprint Employee"

(ii)	"Sprint Stock Plans"

(iii)	"Transfer Date"

(b)           Incorporation of Terms from the SDA.  The following terms shall have the meanings assigned to them in the SDA:

(i)	"Distribution"

(ii)	"Distribution Date"

(iii)	"Distribution Time"

(c)           Additional Definitions.  In addition to the definitions set forth in Section 2 of the Plan and in Section 2(a) and (b) of this Appendix A, as used in this Restricted Stock Adjustment Program, the following terms shall have the meanings set forth below:

(i)	"Adjusted Non-Employee Restricted Stock" means Restricted Stock delivered to Sprint Employees in connection with the Distribution, as described in Section 3 of this Appendix A.

(ii)	"EMA" means the Employee Matters Agreement dated as of , 2006, by and between Sprint Nextel and the Company, which governs the treatment of employees and employee benefit plans in the Distribution.

(iii)	"SDA" means the Separation and Distribution Agreement between Sprint Nextel and the Company dated as of ________, 2006.

(iv)	"Sprint Nextel" means Sprint Nextel Corporation, a Kansas corporation.

(v)	"Sprint 1997 LTIP" means the Sprint Corporation 1997 Long-Term Stock Incentive Program.

(vi)	"Sprint Restricted Stock" means a restricted stock award under any of the Sprint Stock Plans.

(vii)	"Underlying Non-Employee Restricted Stock" means Sprint Restricted Stock held by a Sprint Employee and who received an Adjusted Non-Employee Restricted Stock Award pursuant to the EMA.

Section 3.	Receipt of Adjusted Restricted Stock.

Pursuant to the EMA, each Sprint Employee holding Underlying Non-Employee Restricted Stock shall receive, pursuant to this Restricted Stock Adjustment Program, Adjusted Non-Employee Restricted Stock and, except as provided in the next sentence, shall be treated in the same manner at the Distribution Date as any other holder of outstanding shares of Sprint common stock.  Except as otherwise expressly provided in any written agreement entered into prior to January 1, 2006 between Sprint Nextel and any person who holds Sprint Restricted Stock, the Adjusted Non-Employee Restricted Stock shall be subject to the same terms, conditions and restrictions as the related Underlying Non-Employee Restricted Stock.

Section 4.	Terms of Adjusted Non-Employee Restricted Stock.

Unless specified otherwise with respect to the Underlying Non-Employee Restricted Stock, the terms set forth in this Section 4 shall apply to all Adjusted Non-Employee Restricted Stock granted in connection with the Distribution and subject to the terms and conditions of this Plan.  Any Award Agreement relating to a grant of Adjusted Non-Employee Restricted Stock that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section 4 to the extent that these terms are not in conflict with those terms explicitly set forth in the Award Agreement.

(a)           Grant Date.  The Grant Date of each share of Adjusted Non-Employee Restricted Stock shall be deemed to be the date the Underlying Non-Employee Restricted Stock was granted pursuant to the Sprint 1997 LTIP as set forth in the Underlying Non-Employee Restricted Stock award agreement.

(b)           Restrictions.  Each share of Adjusted Non-Employee Restricted Stock shall have the same terms and conditions relating to nontransferability and risk of forfeiture as the Underlying Non-Employee Restricted Stock.

(c)           Lapse of Restrictions.  The restrictions on the Adjusted Non-Employee Restricted Stock shall lapse in accordance with the same time schedule and in proportion to the Underlying Non-Employee Restricted Stock pursuant to the Underlying Non-Employee Restricted Stock award agreement.  Such lapse of restrictions on Adjusted Non-Employee Restricted Stock shall accelerate only upon, and in accordance with, the acceleration of the lapse of restrictions upon the Underlying Non-Employee Restricted Stock as provided in the Underlying Non-Employee Restricted Stock award agreement.

Section 5.	Recognized Service.

For purposes of this Restricted Stock Adjustment Program, Embarq shall treat employment by Sprint Nextel and each member of the Sprint Nextel Group as employment by Embarq under this Plan with respect to Adjusted Non-Employee Restricted Stock Awards which are held by Sprint Employees.

Section 6.	Non-Competition.

Notwithstanding Section 13(e) of this Plan, with respect to any Sprint Employee holding Restricted Stock, Embarq hereby waives any violation of Section 13(e) of the Plan that may affect such aforementioned equity awards held by such respective persons that would otherwise be caused by any theory that a Sprint Employee is in competition with Embarq or an Affiliate solely because he or she becomes associated with, employed by, renders services to, or owns any interest in, Sprint Nextel or a member of the Sprint Nextel Group.

Section 7.	Recognition of Retention Award.

Notwithstanding the terms specified in an Award Agreement or in this Plan, the terms and conditions of the Sprint Retention Program with respect to the acceleration of vesting of equity awards are incorporated herein by reference.

APPENDIX B

RSU SPIN-OFF ADJUSTMENT PROGRAM

Section 1.	Purpose of Program.

The purpose of this RSU Spin-Off Adjustment Program (the "RSU Adjustment Program") is to enable Embarq to fulfill its obligation, pursuant to the terms of the EMA, to issue Shares to Sprint Employees who, in connection with the Distribution, received Embarq RSUs on account of such individuals holding Sprint RSUs issued under the Sprint Stock Plans.

Section 2.	Definitions.

(a)           Incorporation of Terms from EMA.  The following terms shall have the meanings assigned to them in the EMA:

(i)	"Sprint Employee"

(ii)	"Sprint Stock Plans"

(iii)	"Transfer Date"

(b)           Incorporation of Terms from the SDA.  The following terms shall have the meanings assigned to them in the SDA:

(i)	"Distribution"

(ii)	"Distribution Date"

(iii)	"Distribution Time"

(c)           Additional Definitions.  In addition to the definitions set forth in Section 2 of the Plan and in Section 2(a) and (b) of this Appendix B, as used in this RSU Adjustment Program, the following terms shall have the meanings set forth below:

(i)	"Adjusted Non-Employee RSUs" mean RSUs granted to Sprint Employees in connection with the Distribution, as described in pursuant to Section 3 of this Appendix B.

(ii)	"EMA" means the Employee Matters Agreement dated as of , 2006, by and between Sprint Nextel and the Company, which governs the treatment of employees and employee benefit plans in the Distribution.

(iii)	"SDA" means the Separation and Distribution Agreement between Sprint Nextel and the Company dated as of ________, 2006.

(iv)	"Sprint Nextel" means Sprint Nextel Corporation, a Kansas corporation.

(v)	"Sprint 1997 LTIP" means the Sprint Corporation 1997 Long-Term Stock Incentive Program.

(vi)	"Sprint Restricted Stock Unit" or "Sprint RSU" means a restricted stock unit award under any of the Sprint Stock Plans.

(vii)
"Underlying Non-Employee RSU" means a Sprint RSU (other than an Outstanding Founders' Grant, as defined in the EMA) held by a Sprint Employee and who receives an Adjusted Non-Employee RSU Award pursuant to the EMA and this Appendix B.

Section 3.	Grants of Adjusted Non-Employee RSUs.

Pursuant to the EMA, each individual holding an Underlying Non-Employee RSU shall receive, pursuant to this RSU Adjustment Program, an Adjusted Non-Employee RSU which reflects the number of Shares that such individual would have received at the Distribution Time if such individual's Sprint RSU had been Sprint Restricted Stock (as defined in the EMA), rounded down to the nearest whole share.  Each such Adjusted Non-Employee RSU shall (to the extent practicable) be made subject to the same terms, conditions and restrictions after the Distribution Time as the terms, conditions and restrictions applicable to the corresponding Underlying Non-Employee RSU immediately prior to the Distribution Time.

Section 4.	Terms of Adjusted Non-Employee RSU Awards.

Unless specified otherwise in the Award Agreement, the terms set forth in this Section 4 shall apply to all Adjusted Non-Employee RSU Awards granted under this Plan.  Any Award Agreement relating to a grant of Adjusted Non-Employee RSUs that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section 4 to the extent that these terms are not in conflict with those terms explicitly set forth in the Award Agreement.

(a)           Grant Date.  The Grant Date of each Adjusted Non-Employee RSU Award shall be deemed to be the date the Underlying Non-Employee RSU was granted pursuant to the Sprint 1997 LTIP as set forth in the Underlying Non-Employee RSU award agreement.

(b)           Delivery of Shares.  The Company will deliver the Shares underlying the Adjusted Non-Employee RSU Award on a delivery date elected by the Participant with respect to the Underlying Non-Employee RSU Award, which may only be on or after the vesting date.  The Participant may extend the date on which the delivery of shares underlying the Adjusted Non-Employee RSU Award would otherwise occur (by any period or any multiple of that period determined by the Corporate Secretary) by an election made at least 13 months before the then current delivery date, provided that such extension extends the delivery date of such shares by a minimum of five (5) years from the date the shares would otherwise have been delivered.  Adjusted Non-Employee RSU Awards with an extended delivery date will not be cancelled if they vest before the Participant becomes associated with, employed by, renders services to, or owns any substantial interest in any business that is in competition with the Company or with any business in which the Company has a substantial interest.

(c)           Vesting.  The vesting date for Adjusted Non-Employee RSU Awards shall be the vesting date for the Underlying Non-Employee RSUs, pursuant to the Underlying Non-Employee RSU award agreement.  The vesting date for Adjusted Non-Employee RSU Awards shall accelerate only upon, and in accordance with, the acceleration of the vesting date of the Underlying Non-Employee RSUs, as provided in the Underlying Non-Employee RSU award agreement.

Section 5.	Recognized Service.

For purposes of this RSU Adjustment Program, Embarq shall treat employment by Sprint Nextel and each member of the Sprint Nextel Group as employment by Embarq under this Plan with respect to Adjusted Non-Employee RSU Awards which are held by Sprint Employees.

Section 6.	Non-Competition.

Notwithstanding Section 13(e) of this Plan, with respect to any Sprint Employee holding Embarq RSUs, Embarq hereby waives any violation of Section 13(e) of the Plan that may affect such aforementioned equity awards held by such respective persons that would otherwise be caused by any theory that a Sprint Employee is in competition with Embarq or a member of the Embarq Group solely because he or she becomes associated with, employed by, renders services to, or owns any interest in, Sprint Nextel or a member of the Sprint Nextel Group.

Section 7.	Recognition of Retention Award.

Notwithstanding the terms specified in an Award Agreement or in this Plan, the terms and conditions of the Sprint Retention Program with respect to the acceleration of vesting of equity awards are incorporated herein by reference.